Will not affect USPB’s cattle delivery system
National Beef, Inc.
Proposes Public Offering

On October 13, 2009, National Beef, Inc. filed a registration statement for a public offering of its common stock. If successful, a portion of the proceeds of the offering will be used by National Beef, Inc. to acquire a minority ownership interest in National Beef Packing Company, LLC (National Beef), U.S. Premium Beef, LLC’s (USPB) majority owned subsidiary.

“National Beef, Inc.’s offering provides a mechanism by which public investors can, in effect, become ‘partners’ with USPB and the other current partners in the ownership of the National Beef business,” USPB CEO Steve Hunt noted.

“The primary benefit of a public company structure for National Beef is a broader operating platform with increased access to capital to continue its successful business plan,” Hunt explained. “Making a part of the ownership in National Beef available to the public investor also provides for liquidity to USPB while at the same time maintaining a substantial investment and continuing our unique cattle delivery system.

“USPB’s cattle delivery arrangement with National Beef will continue following completion of the proposed transactions and the public offering by National Beef, Inc.,” he added. “Your cattle deliveries through our company will continue in the same manner.”♦

Maximizing Marbling
By Brian Bertelsen, Director of Field Operations

U.S. Premium Beef (USPB) producers’ cattle have always been better than industry average for Quality Grade. In the past two years, our cattle have been a record high 10% more Choice and Prime compared to all carcasses graded by USDA. Marbling, or Quality Grade, is the largest contributor to overall premium. However, it is not the only factor and it is not an indication of feedyard performance and profitability.

During fiscal year 2009, 90% of the USPB cattle delivered to our Kansas plants earned a gross premium that was equal to, or greater than, the alternative of selling on the cash, live market in Kansas. Many excelled in Quality Grade. Some had outstanding Yield, or dressing percent. Some participated in special programs like Age & Source Verification (ASV). The USPB system works for a wide range of cattle types.

With that in mind, it is important to remember that there is a strong emphasis on Quality Grade on our grids and we get questions from USPB producers who want to improve the marbling of their cattle. Some of those producers are already far above average. They pride themselves in producing high quality beef and they want to continually improve.

So how are the highest marbling cattle produced? I routinely visit with producers about their cattle and their production practices. To be more objective, I conducted a survey of USPB

...continued on page 2

USPB’s Board Proposes Change in Board Position Classification

USPB’s Board has unanimously recommended that unitholders vote for a proposal to eliminate designations of “Odd Slot Class A Members,” “Even Slot Class A Members,” and “Seedstock Class A Member,” as a director qualification. Unitholders will receive a letter and proxy voting card in the near future to vote on the proposal. The company’s system of classifying Board positions as Odd Slot, Even Slot or Seedstock will be discussed during the annual meeting on Dec. 9. If the proposal is approved, USPB will move to one delivery agreement instead of having Odd Slot and Even Slot deliverers.

“Originally, we wanted a way to classify Board candidates by their primary cattle operation so we would have representation from all segments on our Board,” Mark Gardiner, USPB Board chairman, explains. “We have a limited number of Board candidates in the Even Slot and Seedstock segments. Removing the classification system will broaden the pool of candidates for all Board positions.”

“The Board and management still want representation from all segments of the industry on our Board,” CEO Steve Hunt adds. “Making this change insures our unitholders that they have the opportunity to select the most qualified candidates from the full membership each year.

“Having both Odd Slot and Even Slot deliverers was necessary when we formed USPB because we needed a way to ensure that we could deliver a relatively uniform number of cattle each week throughout the year while providing flexibility to our deliverers,” Hunt explains. “Experience has shown that we can achieve an efficient level of delivery uniformity without an Even Slot delivery mechanism. Moving to one delivery agreement will make scheduling and tracking cattle deliveries more efficient for our company.”♦

Reproduction of any part of this newsletter is expressly forbidden without written permission by U.S. Premium Beef.

Maximizing Marbling...	continued from page 1

USPB "top 25%" is a sort of the individual lots with the highest gross premium per head. The cattle from the 100 producers who had the highest Quality grading cattle are all of the cattle delivered from those producers. These cattle accounted for 8% of the total USPB cattle delivered to our Kansas plants during fiscal year 2006 and 5% in fiscal 2009.

Not surprising, the cattle from these producers excelled in Quality Grade—that’s how they got into my survey in the first place. However, they did not excel in every category. Their Yield, or dressing percentage was significantly lower.

They were placed on feed lighter and fed more days than company average and were harvested at a higher, or fatter, average Yield Grade. They also had about 5% more Yield Grade 4 carcasses than the company average. And, they were marketed in smaller groups, likely due to more sorting. As a result, they had significantly fewer Yield Grade 1 and 2 carcasses which are really “underfed cattle”.

producers who delivered the highest Quality grading cattle in the company’s record low year for Quality Grade, which was fiscal year 2006. I summarized all cattle delivered for every USPB producer that year. Then I selected the “100” producers with the highest Quality Grade for all their cattle.

I developed a list of questions about the cattle and how they were produced. Finally, I summarized their cattle deliveries and their survey results. Just to clarify: a group, or lot, of cattle was included only if it was delivered from one of the 100 producers who had the highest Quality Grading cattle and all groups were included from each of those producers.

There were 47,213 head of cattle delivered from these 100 producers during fiscal year 2006. This same group of producers delivered 33,536 head during fiscal year 2009, our year of record high Quality Grade. Their carcass results are listed together with the overall company benchmarks in Table 1. The

Table 1. USPB KANSAS PLANTS

	Fiscal Year 2006			Fiscal Year 2009

Perhaps most importantly, these high Quality Grading cattle had more Yield Grade 3’s which is the “target” on the USPB base grid.

Only one producer in my survey routinely buys yearlings. All remaining cattle from the 100 producers who had the highest Quality Grading cattle were “calf-feds”, although some were backgrounded for extended periods. Many people still think calf-feds don’t grade but this suggests that they can. Their average age was 16 months at harvest. This ranged from 11 to 22 months. The most common age was 17 months, but the next most common was 15 months.

Almost all cattle in the survey were described as having Angus influence and 44% as “pure Angus”. Just 19% of the cattle were described to have any Continental breed influence.

Sixty percent of the cattle in the survey were purchased and 40% were raised. This is certainly more retained ownership than industry average, but over half were still purchased as feeders. Of the cattle that were purchased, most were bought from sale barns or directly from ranchers.

Of the cattle that were raised, 75% were spring born and 25% were born in the fall. Many producers had both spring and fall herds. Only three were exclusively fall calving

...continued on page 4

	All	Top 25%	"100"	All	Top 25%	"100"
In Weight, lb.	728	736	697	731	720	708
Days Fed	156	158	177	157	163	184
Live Weight, lb.	1,246	1,254	1,259	1,271	1,270	1,251
Carcass Weight, lb.	798	809	797	814	818	796
Yield, %	64.00	64.54	63.30	63.99	64.44	63.63
Yield Difference, %	0.52	0.93	-0.23	0.46	0.91	0.08
Prime, %	1.77	3.41	7.53	3.59	4.75	12.29
Choice & Prime, %	54.78	68.33	81.88	71.90	79.51	90.65
CAB, %	9.21	14.54	22.44	20.22	26.78	38.77
BCPR, %	4.70	6.65	9.02	11.91	14.32	11.76
Ungraded, %	2.49	1.06	1.00	2.28	0.99	1.16
YG1, %	7.01	4.90	1.70	8.54	5.65	2.53
YG2, %	33.23	29.15	23.18	36.18	34.72	27.73
YG3, %	44.65	49.49	54.39	43.37	48.45	52.29
YG4, %	13.55	14.87	18.41	10.68	10.25	15.85
YG5, %	1.55	1.59	2.32	1.23	0.91	1.59
Average Yield Grade	2.69	2.79	2.96	2.60	2.66	2.86
Lightweight, %	0.36	0.19	0.34	0.41	0.27	0.41
Heavyweight, %	1.29	1.14	1.43	2.79	1.90	2.65
Black Hided, %	71.97	79.30	85.81	73.66	82.60	82.92
Steer, %	40.19	48.15	61.53	37.76	47.00	53.40
Quality Grade, $/head	15.67	39.10	60.98	19.61	29.67	44.34
Yield, $/head	10.37	22.19	-1.58	11.07	19.00	3.39
Yield Grade, $/head	-4.70	-5.77	-10.01	-3.67	-3.80	-8.47
Out Weight, $/head	-2.14	-1.74	-2.26	-4.20	-2.84	-3.94
Steer/Heifer, $/head	1.85	2.03	2.01	1.11	1.39	1.62
ASV $/head	0.17	0.45	0.47	6.04	18.57	13.76
Natural $/head	0.27	0.12	0.61	1.89	6.34	5.84
Gross Premium, $/head	21.49	56.38	50.22	31.85	68.33	56.54

U.S. Premium Beef, LLC
Annual Meeting Pre-Registration Form

December 8 & 9, 2009
Kansas City Airport Hilton, Kansas City, MO

Please complete and fax or mail to the USPB office by December 1, 2009.

PLEASE PRINT CLEARLY

Unitholder or Associate Name:

Name of Attendee:

Address:

City, State Zip:

Phone:	E-Mail Address:

Events:	Additional Registrations:
Carcass Data Analysis Workshop	This meeting is open only to USPB Unitholders and Associate producers, family members and employees.
December 8—5:00 p.m. ____ Number of people attending
Reception
December 8—6:30 p.m. ____ Number of people attending	Name:
Morning Sessions	Relationship:
December 9—8:15 a.m. ____ Number of people attending	Name:
Lunch & National Beef Presentation	Relationship:
December 9—11:15 a.m. ____ Number of people attending	Name:
USPB Business Meeting	Relationship:
December 9—1:00 p.m. ____ Number of people attending

Please complete form and return to:

U.S. Premium Beef, P.O. Box 20103, Kansas City, MO 64195

(866) 877-2525 phone • (816) 713-8810 fax

Maximizing Marbling…                             continued from page 2

operations. Cow herd size ranged from 70 to 3,000 cows.

During fiscal year 2006 there was speculation that drought was affecting the level of marbling. I asked producers who raised their cattle some questions in the survey about the severity and the duration of drought. This is far from scientific because it is not a true cross section of all USPB cattle, but even in this group of producers who delivered high Quality Grading cattle, drought decreased overall Quality Grades in their fiscal year 2006 cattle. During fiscal year 2009, the effects were less but still lingering.

Across all of the cattle in the survey, 88% were grown in a dry lot and only 19% were grazed at any time after weaning. Surprisingly, very few were grazed on wheat. Most of the dry lot grown cattle were fed corn and/or corn silage. We continue to learn that marbling is a lifetime achievement and the growing/backgrounding phase is key.

The survey cattle were fed in feedlots that ranged in size from 50 to 50,000 head capacity. The wide variety shows that high Quality grading cattle can be produced by many different types of yards.

Custom fed cattle in the survey were slightly lower in Quality Grade, but were younger at harvest, and also had heavier carcass weights. This appears to support the idea that custom feedlots can finish cattle quickly and efficiently.

As a whole, these 100 producers who delivered high Quality Grade cattle used fewer implants. There were 19% of the total cattle in the survey that had no implants during the time they were owned by the USPB producer.

There was another 19% of the survey cattle that received nothing stronger than Ralgro once or twice during the time they were owned by our producers. Ralgro is a synthetic Estrogen implant and lasts for a shorter duration of time. That means 38% of all cattle in the survey had either no implant or a VERY mild implant.

Only 53% of the cattle ever received a “combination” implant that contained not only Estrogen, but also Trenbolone Acetate (TBA), the synthetic male hormone. By comparison, most cattle at custom feedlots receive two implants during the finishing period. The final implant is almost always a combination implant containing TBA. It is still fairly common throughout the industry to use implants on the ranch or during backgrounding. On average, the survey cattle that were implanted received only 1.3 implants.

Implants are a valuable asset to improving efficiency of cattle feeding. They significantly increase the pounds of carcass weight, improve efficiency and decrease cost of production. Some of these 100 producers who delivered high Quality grading cattle used fairly aggressive implant programs. However, research has shown that they can have an adverse effect on marbling and should be used wisely.

Let’s keep this survey in perspective. It is simply looking at the production trends of 100 USPB producers who had the highest average Quality grading cattle during the record low year. We have not summarized any cost of production or profit levels. It does shed light on how some of the highest Quality grading cattle were produced.

By the way, if you’re wondering, the number one producer who delivered the highest Quality grading cattle during fiscal year 2006, shipped 210 head in five different “load lots”. They averaged 98% Choice and Prime and an incredible 42% Prime. That’s every animal delivered from that producer that year—and every one of them was purchased.

Watch for upcoming articles that will list practices that have an impact on marbling.♦

USPB Non-Conditional Unit Trade Report
UNIT TRADES WERE TEMPORARILY SUSPENDED ON OCT 13, 2009

	FY 2009 Trades	October 2009 Trades
# Units Traded	3,800	800
Avg. Price/Unit	$153.82	$149.38